Exhibit 99.2

Sabre and Expedia Announce Expedia’s Acquisition of Travelocity

Expedia, Inc. acquires the Travelocity brand and other associated assets from Sabre Corporation

BELLEVUE, Wash and SOUTHLAKE, Texas – Jan. 23, 2015 – Expedia, Inc. (NASDAQ: EXPE) and Sabre Corporation (NASDAQ: SABR) today announced that Expedia, Inc. has acquired Travelocity from Sabre Corporation for $280 million in cash. The acquisition follows the 2013 strategic marketing agreement between Expedia, Inc. and Travelocity under which Expedia has powered the technology platforms for Travelocity’s US and Canadian websites along with providing Travelocity access to Expedia, Inc.’s supply and customer service program.

“Travelocity is one of the most recognized travel brands in North America, offering thousands of travel destinations to more than 20 million travelers per month,” said Dara Khosrowshahi, Expedia, Inc. President and Chief Executive Officer. “The strategic marketing agreement we’ve had in place has been a marriage of Travelocity’s strong brand with our best-in-class booking platform, supply base, and customer service. Evolving this relationship strengthens the Expedia Inc. family’s ability to continue to innovate and deliver the very best travel experiences to the widest set of travelers, all over the world.”

“Our primary focus at Sabre is to provide mission-critical software solutions to our global airline, hospitality, and travel agency customers – and to help them support their customers every day,” said Tom Klein, Sabre President and Chief Executive Officer. “We have had a long and fruitful partnership with Expedia, most recently by partnering to strengthen the Travelocity business, so our decision to divest Travelocity is a logical next step for us both.”

Forward-looking Statements. This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to expected benefits of the acquisition agreement. These statements are based on management’s expectations as of the date hereof and assumptions which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results and the timing and outcome of events may differ materially from those expressed or implied in the forward-looking statements for a variety of reasons, including, among others, the ability of Expedia, Inc. to successfully implement plans for the Travelocity brand, or meet forecasts and other expectations, as well as other risks detailed in Expedia, Inc.’s public filings with the Securities and Exchange Commission, including Expedia, Inc.’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Except as required by law, we undertake no obligation to update any forward-looking or other statements in this release, whether as a result of new information, future events or otherwise.

ABOUT EXPEDIA, INC.

Expedia, Inc. is one of the world’s largest travel companies, with an extensive brand portfolio that includes leading online travel brands, such as:

•	Expedia.com®, the world’s largest full service online travel agency with localized sites in 31 countries

•	Hotels.com®, the hotel specialist with localized sites in more than 60 countries
•	Hotwire®, a leading discount travel site that offers opaque deals in 12 countries throughout North America, Europe and Asia
•	Egencia®, the world’s fifth largest corporate travel management company
•	eLong™, a leading mobile and online travel service provider in China
•	Venere.com™, an online hotel reservation specialist in Europe
•	trivago®, a leading online hotel metasearch company with sites in 49 countries
•	The Wotif Group, a leading operator of travel brands in the Asia-Pacific region, including Wotif.com®, lastminute.com.au®, travel.com.au, Asia Web Direct®, LateStays.com, GoDo.com.au and Arnold Travel Technology
•	Expedia Local Expert®, a provider of online and in-market concierge services, activities, experiences and ground transportation in hundreds of destinations worldwide
•	Classic Vacations®, a top luxury travel specialist
•	Expedia® CruiseShipCenters®, a provider of exceptional value and expert advice for travelers booking cruises and vacations through its network of 180 franchise locations across North America
•	CarRentals.com™, the premier car rental booking company on the web.

The company delivers consumers value in leisure and business travel, drives incremental demand and direct bookings to travel suppliers, and provides advertisers the opportunity to reach a highly valuable audience of in-market consumers through Expedia Media Solutions. Expedia also powers bookings for some of the world’s leading airlines and hotels, top consumer brands, high traffic websites, and thousands of active affiliates through Expedia® Affiliate Network. For corporate and industry news and views, visit us at www.expediainc.com or follow us on Twitter @expediainc.

ABOUT SABRE CORPORATION

Sabre® Corporation is a leading technology provider to the global travel and tourism industry. Sabre’s software, data, mobile and distribution solutions are used by hundreds of airlines and thousands of hotel properties to manage critical operations, including passenger and guest reservations, revenue management, flight, network and crew management. Sabre also operates a leading global travel marketplace, which processes more than $100 billion of estimated travel spend annually by connecting travel buyers and suppliers. Headquartered in Southlake, Texas, USA, Sabre operates offices in approximately 60 countries around the world.